Exhibit 77D

The Royce Fund

        On June 7, 2007, The Board of Trustees of The Royce Fund voted to:

1.

eliminate, subject to shareholder approval, the fundamental investment restriction of Pennsylvania Mutual Fund, Royce Premier Fund, Royce Low-Priced Stock Fund, Royce Total Return Fund, Royce Value Fund, Royce Value Plus Fund, Royce 100 Fund and Royce Dividend Value Fund limiting each Fund's investment in the securities of foreign issuers to no more than 10% of each Fund's respective total assets, and upon shareholder approval of the elimination of the previously described fundamental investment restriction, approve a non-fundamental investment policy for each Fund limiting each Fund's investments in foreign securities to no more than 25% of its net assets; and

2.

eliminate, subject to shareholder approval, the fundamental investment restriction of Pennsylvania Mutual, Royce Premier Fund, Royce Low-Priced Stock Fund and Royce Total Return Fund prohibiting investment in restricted securities, and upon shareholder approval of the elimination of the previously described fundamental investment restriction, approve a non-fundamental investment policy for each Fund limiting each Fund's investment in restricted securities to no more than 15% of its net assets; and

3.

revise, subject to shareholder approval, the fundamental investment restriction prohibiting "ownership" of more than 10% of the outstanding voting securities of any one issuer to prohibit the "acquisition" of no more than 10% of the outstanding voting securities of any one issuer by Pennsylvania Mutual; and

4.

eliminate, subject to shareholder approval, the fundamental investment restriction prohibiting Royce Premier Fund's, Royce Low-Priced Stock Fund's and Royce Total Return Fund's investment in securities issued by other investment companies; and

5.

revise, subject to shareholder approval, the fundamental investment restriction prohibiting the purchase of warrants, rights or options to permit investment of up to 5% of the Fund's total assets in warrants, rights or options by Pennsylvania Mutual.

        On September 18, 2007, The Board of Trustees of The Royce Fund voted to eliminate, effective November 15, 2007, Royce Global Select Fund's (the "Fund") non-fundamental investment policy that permitted the Fund to invest only up to 25% of its assets in the securities of foreign issuers.